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                                                                    EXHIBIT 11.1

                          CREDENCE SYSTEMS CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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
                                                                                      YEAR ENDED OCTOBER 31,
                                                                     -------------------------------------------------------
                                                                           1997                1996                1995
                                                                     ---------------     ---------------     ---------------

Weighted average shares outstanding.............................              21,799              21,531              20,273
Common equivalent shares from stock options.....................                 740                 399                 711
                                                                     ---------------     ---------------     ---------------
Number of shares used in computing per share amounts............              22,539              21,930              20,984
                                                                     ===============     ===============     ===============

Net income......................................................             $10,693             $37,703             $30,354
                                                                     ===============     ===============     ===============

Net income per share............................................             $  0.47             $  1.72             $  1.45
                                                                     ===============     ===============     ===============
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